Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp 1 MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com
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September 14, 2022

FTC Solar, Inc.
9020 N Capital of Texas Hwy, Suite I-260
Austin, Texas 78759

Re:  FTC Solar, Inc. – At-the-Market Program for Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to FTC Solar, Inc., a Delaware corporation (the “Company” or “Our Client”), in connection with the Equity Distribution Agreement, dated September 14, 2022 (the “Equity Distribution Agreement”), between Credit Suisse Securities (USA) LLC, as sales agent and/or principal (“Credit Suisse”), and the Company, relating to the sale by the Company to or through Credit Suisse under the Equity Distribution Agreement, from time to time, of shares of the Company’s common stock, par value $0.0001 per share, with an aggregate offering price not to exceed $100,000,000 (the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-265842) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2022 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on July 7, 2022 (such registration statement being hereinafter referred to as the “Registration Statement”);

FTC Solar, Inc.
September 14, 2022

(b)          the prospectus, dated July 7, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the prospectus supplement, dated September 14, 2022 (together with the Base Prospectus, the “Prospectus Supplement”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)          an executed copy of the Equity Distribution Agreement;

(e)          an executed copy of a certificate of Jacob D. Wolf, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)          a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of September 13, 2022, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Certificate of Incorporation”);

(g)          a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(h)          a copy of certain resolutions of the Board of Directors of the Company, adopted on September 13, 2022, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Equity Distribution Agreement.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Sales Agreement. In addition, we have also assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2021).

FTC Solar, Inc.
September 14, 2022

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share of common stock.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

ALN